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                           CERTIFICATE OF AMENDMENT

                                      OF

                   THE RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                          OUTBOARD MARINE CORPORATION

                Pursuant to Sections 228 and 242 of the General
                   Corporation Law of the State of Delaware

                                   * * * * *


     Outboard Marine Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

     FIRST: That the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

          RESOLVED, that the Restated Certificate of Incorporation be amended by changing the fourth Article thereof so that, as amended, such Article shall be and read as follows:

          "FOURTH: The total number of all classes of stock which the Corporation shall have authority to issue is 43,500,000 shares, consisting of:

          (a)  1,500,000 shares of Preferred Stock, par value $0.01 per share;
               and

          (b)  42,000,000 shares of Common Stock, par value $0.01 per share."

     SECOND: That in lieu of a meeting of stockholders, the stockholders of the Corporation have duly adopted the amendment by unanimous written consent in accordance with the provisions of Sections 228 and 242 of the General
Corporation Law of the state of Delaware.
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     IN WITNESS WHEREOF, OUTBOARD MARINE CORPORATION has caused this certificate to be duly executed in its corporate name as of this 19th day of July, 2000.


                         OUTBOARD MARINE CORPORATION



                         By: /s/ Eric T. Martinez
                             ---------------------
                             Name:  Eric T. Martinez
                             Title: Sr. Vice President, Finance and Treasurer




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